Franklin Credit Management Corporation S-8
Exhibit 4.4

Franklin Credit Management Corporation
Incentive Stock Option Grant Agreement

THIS AGREEMENT, made as of this ____ day of ___________, 201__, between Franklin Credit Management Corporation (the “Company”), a Delaware corporation, and _________________ (the “Participant”).

WHEREAS, the Company has adopted and maintains the Franklin Credit Management Corporation 2012 Stock Incentive Plan, as amended (the “Plan”) to provide certain key persons, on whose initiative and efforts the successful conduct of the business of the Company depends, and who are responsible for the management, growth and protection of the business of the Company, with incentives to: (a) enter into and remain in the service of the Company, a Company subsidiary or a Company joint venture, (b) acquire a proprietary interest in the success of the Company, (c) maximize their performance and (d) enhance the long-term performance of the Company (whether directly or indirectly through enhancing the long-term performance of a Company subsidiary or a Company joint venture);

WHEREAS, the Plan provides that the Board of Directors of the Company or a committee of the Board of Directors of the Company (either, the “Committee”) shall administer the Plan and shall determine the individuals to whom stock options shall be granted and the amount and type of such stock options; and

WHEREAS, the Committee has determined that the purposes of the Plan would be furthered by granting the Participant a stock option under the Plan as set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Option.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Committee hereby grants to the Participant a stock option (the “Option”) with respect to __________ shares of common stock of the Company (“Company Stock”).  The Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to the extent allowed under the Plan and applicable law.

2. Grant Date.  The Grant Date of the Option is ______________________.

3. Incorporation of Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern.  Except as otherwise provided herein, all capitalized terms used herein shall have the meaning given to such terms in the Plan.

4. Exercisability.  The Option shall first be exercisable with respect to a number of whole shares as close as possible to the following portion of the total number of shares subject hereto on the following dates:

Portion of Total Shares	First Date on Which Such Portion of Total Shares is Exercisable
1/4	The first anniversary of the Grant Date
1/4	The second anniversary of the Grant Date
1/4	The third anniversary of the Grant Date
1/4	The fourth anniversary of the Grant Date

5. Exercise Price. The exercise price-per-share of each share with respect to which the Option is granted is $_____, the Fair Market Value of a share of Company Stock as of the Grant Date.

6. Expiration Date; Effect of Termination of Service.

(a) Subject to the provisions of the Plan and this Agreement, the Option shall expire and terminate on the tenth anniversary of the Grant Date.

(b) In the event that the Participant’s service with the Company terminates for any reason other than Disability, Cause or death: (i) the Option, to the extent that it was exercisable at the time of such termination, shall remain exercisable until the expiration of three months after such termination, on which date the Option shall expire; and (ii) the Option, to the extent that it was not exercisable at the time of such termination, shall expire at the close of business on the date of such termination and thereafter shall be null and void and of no further force or effect; provided, however, that the Option shall not be exercisable after the expiration of its term.

(c) In the event that the Participant’s service with the Company terminates by reason of Disability or death: (i) the Option, to the extent that it was exercisable at the time of such termination, shall remain exercisable until the expiration of one year after such termination, on which date the Option shall expire; and (ii) the Option, to the extent that it was not exercisable at the time of such termination, shall expire at the close of business on the date of such termination and thereafter shall be null and void and of no further force or effect; provided, however, that the Option shall not be exercisable after the expiration of its term.

(d) In the event that the Participant dies after terminating service with the Company but during the 3-month or 1-year periods pursuant to clauses (b) and (c) above, the Option, to the extent that it was exercisable at the date of death, shall remain exercisable until the expiration of one year after date of death, on which date the Option shall expire; provided, however, that the Option shall not be exercisable after the expiration of its term.

(e) In the event that the Company terminates the Participant’s service for Cause, the Option shall expire as of the commencement of business on the effective date of such termination and thereafter shall be null and void and of no further force or effect.

(f) The Option shall not qualify as an incentive stock option under Section 422 of the Code if it is exercised more than three months following the Participant’s termination of employment for any reason other than death or Disability, or for more than one year following the Participant’s termination of employment by reason of Disability.

7. Method of Exercise.  The Option shall be exercisable in whole or in part.  The partial exercise of the Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.  The Option shall be exercised by delivering notice to the Company in the form, manner and time specified by the Committee, accompanied by payment for the shares of Company Stock being purchased upon the exercise of the Option.  Payment shall be made: (i) by certified check, bank cashier’s check or wire transfer; or (ii) in the Committee’s discretion, in shares of Company Stock owned by the Participant (which, if acquired pursuant to the exercise of a stock option, were acquired at least six months prior to the option exercise date) and valued at their Fair Market Value on the effective date of such exercise, or partly in shares of Company Stock with the balance in cash, by certified or bank check, or other instrument acceptable to the Committee.  Certificates for shares of Company Stock purchased upon the exercise of the Option shall be issued in the name of the Participant or his beneficiary, as the case may be, and delivered to the Participant or his beneficiary as soon as practicable following the effective date on which the Option is exercised.

8. Securities Matters.

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended (the “1933 Act”) of any interests in the Plan or any shares of Company Stock to be issued thereunder or to effect similar compliance under any state laws.  The Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant hereto unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded.  The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.  The Participant specifically understands and agrees that the shares of Company Stock, if and when issued upon exercise of the Option, may be “restricted securities,” as that term is defined in Rule 144 under the 1933 Act and, accordingly, the Participant may be required to hold the shares indefinitely unless they are registered under such Act or an exemption from such registration is available.

(b) The exercise of the Option shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of shares of Company Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded.  The Committee may, in its sole discretion, defer the effectiveness of any exercise of the Option in order to allow the issuance of shares of Company Stock pursuant thereto to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws.  The Committee shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of the Option.  During the period that the effectiveness of the exercise of the Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

9. Tax Withholding.  The Participant is obligated to remit to the Company an amount sufficient to satisfy any federal, state or local tax withholding and other taxes due or potentially payable in connection with the exercise of the Option.  To the extent permitted by the Committee in its sole discretion, the Participant may satisfy this obligation by directing the Company to withhold from the shares of Company Stock to be issued to the Participant upon the exercise of the Option a number of whole shares of Company Stock having a Fair Market Value (determined as of the date on which the amount of required tax withholding is determined) as close as possible to the minimum amount of such obligation, with any additional amount to be paid by the Participant in cash.

10. Transferability.  The Option is not assignable or transferable otherwise than by will or by the laws of descent and distribution, and during the Participant’s lifetime may be exercised only by the Participant or the Participant’s legal representative.

11. Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

12. Notice of Certain Dispositions. In the event that the Participant disposes of any shares of Company Stock acquired upon the exercise of the Option (i) prior to the expiration of two years after the Grant Date or prior to one year after the date the shares were acquired or (ii) under any other circumstances described in Section 422(a) of the Code, or any successor provision, the Participant hereby agrees to notify the Company of such disposition within 10 days thereof.

13. Integration.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein.  This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

14. Right of Discharge Preserved.  Nothing in this Agreement shall confer upon the Participant the right to continue in the employ or other service of the Company, or affect any right which the Company may have to terminate such employment or service.

15. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware, without regard to the provisions governing conflict of laws.

17. Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Option shall be final and conclusive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement and the Plan as of the day and year first written above.

FRANKLIN CREDIT MANAGEMENT CORPORATION
By:
Name:
Title:

[Participant]